Exhibit 99.1

Steven B. Ratoff Appointed as Chairman of NovaDel Board of Directors

Flemington, NJ, September 21, 2006 – NovaDel Pharma Inc. (AMEX: NVD) today announced that its Board of Directors has appointed Steven B. Ratoff as Chairman of the Board of Directors, effective as of the Company’s Board of Directors meeting on September, 15, 2006. Mr. Ratoff has served on the Board of Directors of the Company since his election to the Board of Directors on January 17, 2006. Mr. Ratoff is currently the Chairman of the Board of Axonyx, Inc. a development stage CNS-focused biopharmaceutical company that has entered into a merger agreement with TorreyPines Therapeutics, Inc. Mr. Ratoff is also a venture partner with ProQuest Investments, a health care venture capital firm. Dr. Jan Egberts, President and Chief Executive Officer of Novadel, will no longer serve as Chairman, but will remain a member of the Board of Directors.

“Steven’s numerous leadership roles within the pharmaceutical and biotech industries, and his broad financial, strategic and operational experience, make him a crucial asset to NovaDel as we advance our pipeline of product candidates generated by our proprietary oral spray formulation technology and focus on increasing shareholder value” commented Dr. Egberts. “His previous role as independent Director allowed him to gain familiarity with our Company, and will help ensure a smooth transition to his additional responsibilities as Chairman.”

“NovaDel’s oral spray technology has the opportunity to provide meaningful patient benefits for a number of interesting compounds,” said Mr. Ratoff. “With two products, NitroMist and Zensana, awaiting FDA approval and other products in development, there is significant opportunity to build shareholder value.”

About NovaDel Pharma Inc.

NovaDel Pharma Inc. is an emerging specialty pharmaceutical company that is developing and commercializing oral spray therapeutics to fulfill unmet medical needs predominantly focused on neurology.  The Company’s proprietary oral spray technology delivery system offers the patient the potential for (i) fast onset of action; (ii) improved drug safety by reducing the required drug dosage and reducing side effects; (iii) improved patient convenience and compliance; and (iv) enhanced dosage reliability. The Company plans to develop such products independently and through collaborative arrangements with major pharmaceutical and biotech companies. To find out more about NovaDel Pharma Inc. (AMEX: NVD), visit our website at www.novadel.com.

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Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein including, but not limited to, the successful completion of its pilot pharmacokinetic feasibility studies, the ability to develop products (independently and through collaborative arrangements), the ability to commercialize and obtain FDA and other regulatory approvals for products under development and the acceptance in the marketplace for lingual spray products.  The filing of an NDA with the FDA is an important step in the approval process in the United States.  Acceptance for filing by the FDA does not mean that the NDA has been or will be approved, nor does it represent an evaluation of the adequacy of the data submitted. Further, the Company operates in industries where securities may be volatile and may be influenced by regulatory and other factors beyond the Company’s control.  Important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company’s most recent Annual Report and Registration Statements, filed with the Securities and Exchange Commission.  In assessing forward-looking statements contained herein, if any, the reader is urged to carefully read all cautionary statements contained in such filings.

For further information:

NovaDel Pharma Inc.

Michael Spicer (908) 782 – 3431, ext. 2550

or

MacDougall Biomedical Communications

Chris Erdman (508) 647 – 0209 ext. 14